Exhibit 10.28
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of April 1, 2012 between Lion Ribbon Company, Inc., a Delaware corporation (“LR”) and Carey Edwards (the “Employee”).

WHEREAS, the Employee is presently employed by LR, and LR and the Employee are desirous of memorializing the terms and conditions of the Employee’s continued employment with LR during the term of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Employment.    LR agrees to employ the Employee and the Employee accepts such employment and agrees to perform such Employee’s duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

1.1    Employment Term.    The term of this Agreement (the “Employment Term”) shall commence as of the date hereof and shall continue until March 31, 2014, unless terminated prior to such date in accordance with a provision of Paragraph 7 of this Agreement. If the Employee remains an employee of LR beyond the expiration of the Employment Term, the Employee specifically acknowledges that the Employee’s status will thereupon be that of an employee-at-will.

1.2.    Duties and Responsibilities.

(a)    During the Employment Term, the Employee shall serve as an Executive Vice President of Sales, or in such other capacity as LR may designate, and shall perform all duties and accept all responsibilities consistent with such position as may from time to time be assigned to the Employee by LR.

(b)    The Employee represents to LR that the Employee is not subject or a party to any employment agreement, non-competition covenant, non-disclosure agreement or any other agreement, covenant, understanding or restriction of any nature whatsoever which would prohibit the Employee from entering into this Agreement and performing fully the Employee’s duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the performance of the duties and responsibilities of the Employee described in Subparagraph 1.2(a) above.

(c)    The Employee agrees to at all times comply with policies and procedures adopted by LR or by LR’s ultimate parent, CSS Industries, Inc. (“CSS”) for their employees, including, without limitation, procedures and policies relating to conflicts of interest.

1.3    Extent of Service.    During the Employment Term, the Employee agrees to use the Employee’s best efforts to carry out the duties and responsibilities described in Section 1.2 hereof and to devote the Employee’s full time, attention and energy to such duties and responsibilities. The Employee agrees not to become engaged in any other business activity, other than passive investments, without the prior approval of the LR Board of Directors (“LR Board”).

1.4    Base Compensation.

(a)    For the services rendered by the Employee pursuant to this Agreement, LR shall pay the Employee an annual base salary of $269,134 (“Base Salary”), less withholding taxes, other withholdings required by law and other deductions agreed to by the Employee. Such Base Salary, less applicable deductions, shall be payable in installments in accordance with the then-current payroll cycle for LR’s exempt employees. There will be an annual performance review, and the Employee will be considered for an increase in Base Salary in accordance with LR’s then-current policy.

(b)    During the Employment Term: (i) the Employee shall be entitled to paid vacation for the number of weeks per year provided for in LR’s then-current vacation policy; and (ii) the Employee shall be entitled to participate in such other fringe benefit programs as LR makes available to other employees holding equivalent positions, as such fringe benefit programs are from time to time determined by the LR Board.

(c)    The Employee shall be responsible for the payment of all federal, state and local taxes in respect of the payments to be made and benefits to be provided under this Agreement or otherwise to the extent imposed upon the Employee by applicable law.

1.5    Incentive Compensation.    In addition to the Base Salary and other compensation described in Subparagraph 1.4, the Employee shall also be eligible to participate in the annual management incentive program (“MIP”) of LR for the fiscal year ending March 31, 2013 and each fiscal year thereafter during the Employment Term at a target level of up to Sixty percent (60%) of Base Salary in accordance with criteria annually approved by the Human Resource Committee of the Board of Directors of CSS, which criteria are based, in material part, upon the achievement of certain pre-set financial and qualitative objectives. Any such incentive compensation will be reduced by withholding taxes, other withholdings required by law and other deductions agreed to by the Employee.

2.    Developments.    All developments, including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings which either directly or indirectly relate to or may be useful in the business of LR, CSS or their respective affiliates (the “Developments”) which the Employee, either individually or in conjunction with any other person or persons, shall conceive, make, develop or acquire during the Employment Term or at any time thereafter during which the Employee is employed by LR, shall become the sole and exclusive property of LR. The Employee hereby assigns, transfers and conveys, and agrees to assign, transfer and convey to LR, all of the Employee’s right, title and interest in and to any and all such Developments and to disclose to the extent practicable all such Developments to the LR Board. At any time and from time to time, upon the request and at the expense of LR, the Employee will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for LR, are or may be necessary or desirable to document such transfer or to enable LR to file and prosecute applications for and to acquire, maintain and enforce any and all intellectual property rights with respect to any such Developments or to obtain any extension, validation, re-issue, continuance or renewal of any such intellectual property rights. LR will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Employee for all reasonable expenses incurred by the Employee in compliance with the provisions of this Section.

3.    Confidential Information.    The Employee recognizes and acknowledges that by reason of employment by and service to LR, the Employee has had and will continue to have (both during the Employment Term and at any time thereafter during which the Employee is employed by LR), access to confidential information of LR, CSS and their respective affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, computer systems and software, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between LR, CSS and their affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with LR, CSS and their affiliates (“Confidential Information”). The Employee acknowledges that such Confidential Information is a valuable and unique asset of LR, CSS and/or their affiliates and covenants that the Employee will not, either during or at any time after the Employment Term, disclose any such Confidential Information to any person for any reason whatsoever (except as the Employee’s duties described herein may require) without the prior written consent of the LR Board, unless such information is in the public domain through no fault of Employee or except as may be required by law.

4.    Non-Competition.

(a) During the period of the Employee’s employment with LR and for a period of one year following the date that the Employee’s employment with LR is terminated by either party, Employee will not, without the prior written consent of the Human Resources Committee of the CSS Board of Directors, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit the Employee’s name to be used in connection with, any business or enterprise engaged in the design, development, manufacture, distribution or sale of any products which (i) LR or its affiliates may be designing, developing, manufacturing, distributing or selling either during the time the Employee is so employed or on the date of termination of the Employee’s employment with LR and (ii) are intended for ultimate sale or distribution within any portion of the United States or Canada (whether or not such business or enterprise is physically located within the United States or Canada). The Employee recognizes that the business of LR and its affiliates and the Employee’s connection therewith is or will be involved in activities both inside and outside the United States and Canada with respect to the design, development, manufacture, distribution or sale of products intended for ultimate sale and distribution in the United States and Canada and that more limited geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth below) are therefore not appropriate.

(b)    The foregoing restriction shall not be construed to prohibit the ownership by the Employee of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Act of 1933, provided that such ownership represents a passive investment and that neither the Employee nor any group of persons including the Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in business, other than exercising the Employee’s rights as a shareholder, or seeks to do any of the foregoing.

5.    No Solicitation. During the period of the Employee’s employment with LR and for a period of one year following the date that the Employee’s employment with LR is terminated by either party, the Employee agrees not to, either directly or indirectly, (i) call on or solicit any person, firm, corporation or other entity who or which at the time of such termination was, or within two years prior thereto had been, a customer or supplier of LR and/or its affiliates, with respect to the activities prohibited by Section 4 above, or (ii) solicit the employment of any person who was employed by LR or its affiliates on a full or part-time basis at the time of termination of the Employee’s employment, unless such person was involuntarily discharged by such entity prior to the date of such solicitation.

6.    Equitable Relief.

(a)    The Employee acknowledges that the restrictions contained in Paragraphs 2, 3, 4 and 5 hereof are reasonable and necessary to protect the legitimate interests of LR, CSS and their respective affiliates, that LR would not have entered into this Agreement, in the absence of such restrictions, and that any violation of any provision of those Paragraphs will result in irreparable injury to LR, CSS or their respective affiliates. The Employee represents that the Employee’s experience and capabilities are such that the restrictions contained in Paragraphs 3 and 4 hereof will not prevent the Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is anticipated by this Agreement.

(b)    The Employee agrees that LR, CSS and their affiliates shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other remedies provided by law arising from any violation of Paragraphs 2, 3, 4 or 5 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which LR, CSS and/or their affiliates may be entitled. In the event that any of the provisions of Paragraphs 2, 3, 4 or 5 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

(c)    The Employee and LR irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of Paragraphs 2, 3, 4 or 5 of this Agreement, including without limitation, any action commenced by LR or CSS for preliminary or permanent injunctive relief or other equitable relief, may be brought in any federal or state court of general jurisdiction in Philadelphia, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection to the laying of venue of any such suit, action or proceeding in any such court. The Employee and LR also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Paragraph 11 hereof.

(d)    The Employee agrees that LR may provide a copy of Paragraphs 2, 3, 4 and 5 of this Agreement to any business or enterprise (i) which the Employee may directly or indirectly own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which the Employee may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which the Employee may use or permit the Employee’s name to be used.

7.    Termination.    This Agreement shall terminate prior to the expiration of the Employment Term upon the occurrence of any one of the following events:

7.1.    Disability.    In the event that Employee is unable fully to perform the duties and responsibilities set forth in Subparagraph 1.2 of this Agreement by reason of illness, injury or incapacity for ninety (90) consecutive days, during which time the Employee shall continue to be compensated as provided in Subparagraph 1.4 hereof (less any payments due the Employee under disability benefit programs, including Social Security disability, worker’s compensation, and disability retirement benefits), this Agreement may be terminated by LR and LR shall have no further liability or obligation to the Employee for compensation hereunder; provided, however, that Employee will be entitled to receive the payments prescribed under any disability benefit plan which may be in effect for employees of LR and in which the Employee participated. The Employee agrees, in the event of any dispute under Subparagraph 7.1, to submit to a physical examination by a medical physician selected by LR, who is licensed in the State of New Jersey or the state in which the Employee is then residing.

7.2.    Death.    In the event that the Employee dies during the Employment Term, LR shall pay to the Employee’s executors, legal representatives or administrators an amount equal to the pro-rata portion the Employee’s then-current Base Salary for the month in which the Employee dies and applicable incentive compensation, if any, referred to in Subparagraph 1.5 hereof in respect of the most recently completed fiscal year prior to the date of the Employee’s death to the extent earned under the terms of the MIP, but not yet paid. Any such payments will be reduced by withholding taxes, other withholdings required by law and other deductions agreed to by the Employee. Thereafter, LR shall have no further liability or obligation hereunder to the Employee’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Employee; provided, however that the Employee’s estate or designated beneficiaries shall be entitled to receive the payments prescribed for such recipients under any death benefit plan which may be in effect for employees of LR in which the Employee participated.

7.3.    Cause.     Notwithstanding any provision of this Agreement to the contrary, LR shall have the right to terminate the Employee’s employment with LR for “cause” at any time. For purposes of this Agreement, “cause” shall mean a finding by LR that the Employee has: (i) violated the CSS Code of Ethics Policy; (ii) violated the CSS Harassment Prohibition Policy; (iii) violated the LR Drug-Free Workplace Act Policy; (iv) committed insubordination; (v) abused other employees; (vi) engaged in theft; (vii) engaged in dishonesty; (viii) engaged in actions of a criminal nature; (ix) willfully neglected job responsibilities; (x) violated any other CSS or LR policy; (xi) demonstrated significantly deficient job performance that is a willful failure by the Employee to improve the Employee’s performance despite communication(s) by LR regarding the performance improvement required by the Employee; (xii) committed other act(s) detrimental to LR, its parent or subsidiaries, its employees, and/or its customers; or (xiii) engaged in or become concerned with, either on the Employee’s own behalf or on behalf of any other person, firm, or corporation, any business or activity which is the same, similar to, or competitive with that conducted by, engaged in, or developed for later implementation by LR or any of its affiliates.

In the event of termination for cause, LR shall pay the Employee an amount equal to the pro-rata portion of the Employee’s then-current Base Salary through the date of termination (to the extent not paid prior to such date) and any reimbursable expenses then due to the Employee, and LR shall have no further liability or obligation to the Employee for compensation hereunder. Any such payments will be reduced by withholding taxes, other withholdings required by law and other deductions agreed to by the Employee. Such termination shall be effected by notice thereof transmitted to the Employee in a manner permitted by the notice provisions of Paragraph 11.

7.4.    Without Cause by LR.    LR may also terminate the Employee’s employment with LR at and for LR’s sole convenience and in its sole discretion and without specifying any cause. In such event, and contingent upon (i) receipt by LR of a valid and fully effective release (in form and substance reasonably satisfactory to LR) of all claims of any nature which the Employee might have at such time against LR, CSS and their respective subsidiaries, affiliates, officers, directors and agents, excepting therefrom only any payments due to the Employee from LR pursuant to this Subparagraph 7.4, and (ii) the resignation of the Employee from all positions of any nature which Employee may then have held with LR, CSS and their respective affiliates, LR shall make severance payments to the Employee in an amount equal to fifty-two (52) weeks of the Employee’s then current Base Salary, less withholding taxes, other withholdings required by law and other deductions agreed to by the Employee. Such severance payments will be paid in accordance with LR’s then-current payroll cycle over a fifty-two (52) week period commencing as soon as practical after LR’s receipt of the aforementioned release and resignation, and the expiration of any period of time during which the Employee has the right to revoke the aforementioned release (and provided that the Employee shall not have exercised such right of revocation). The payments described in this Subparagraph 7.4 shall be in lieu of, and not in addition to, any other compensation to which the Employee may otherwise be entitled, including without limitation, any payments to which the Employee may otherwise be entitled pursuant to any LR or CSS severance plan or program then in existence.

7.5    Resignation By Employee. During the Employment Term, the Employee may resign and terminate the Employee’s employment with LR only upon not less than ninety (90) days prior written notice to LR, which notice shall be transmitted in a manner permitted by the notice provisions of Paragraph 11 hereof. In the event that the Employee resigns and terminates the Employee’s employment with LR prior to the end of the Employment Term, this Agreement shall terminate effective on the last day of Employee’s employment with LR. In the event of termination by resignation of the Employee, LR shall pay the Employee an amount equal to the pro-rata portion of the Employee’s Base Salary for the period ending on the date of termination (to the extent not paid prior to such date) and any reimbursable expenses then due the Employee and shall have no further liability or obligation to the Employee for compensation hereunder. Any such payments will be reduced by any applicable withholding taxes, other withholdings required by law and other deductions agreed to by the Employee

8.    Survival.    Notwithstanding the termination of this Agreement by LR by reason of either the Employee’s disability under Subparagraph 7.1, for cause under Subparagraph 7.3, without cause under Subparagraph 7.4, or by resignation of the Employee under Subparagraph 7.5, the Employee’s obligations under Paragraphs 2, 3, 4 and 5 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against the Employee in Paragraph 6 hereof shall continue in force along with the provisions of Paragraphs 8 through 16 hereof. Any payment obligation of LR set forth in Paragraphs 1 and 7 hereof which remains unsatisfied as of the termination of this Agreement shall survive the termination of this Agreement.

9.    Arbitration.    Except as otherwise provided in Subparagraph 6 (c) with respect to injunctive relief, all disputes between the parties hereto pertaining to this Agreement shall be adjudicated by arbitration in New Jersey before one arbitrator pursuant to the Employment Arbitration Rules of the American Arbitration Association, provided however, that any award pursuant to such arbitration shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto. Nothing herein shall prevent the parties from settling any dispute by mutual agreement at any time. Each party shall pay his or her or its own expenses of arbitration and shall equally share the expenses of the arbitrator, provided, however, that the Arbitrator shall be empowered to award costs and attorney’s fees to the prevailing party.

10.    Governing Law.    This Agreement shall be governed by and interpreted under the laws of the State of New Jersey without giving effect to any conflict of laws provisions.

11.    Notices.    All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given either when hand delivered, or if not hand delivered, either mailed by registered or certified mail postage prepaid, or sent by electronic facsimile transmission (with a hard copy sent by a nationally recognized overnight courier or registered or certified mail), or sent by a nationally recognized overnight courier, as follows (provided that notice of change of address shall be deemed given only when received):

If to LR, to:

Lion Ribbon Company, Inc.
c/o Berwick Offray LLC
2015 West Front Street
P.O. Box 428
Berwick, PA 18603
Attn: Denise Andahazy, Vice President-Human Resources

Telecopy: 570-752-6531

With a required copy to CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103, Attention: Legal Department, Telecopy: 215-569-9979; or

If to the Employee, to

Carey Edwards
31 Brookside Avenue
Basking Ridge, NJ 07920
Telecopy: __________________; or

        To such other names or addresses as LR or the Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Paragraph.

12.    Entire Agreement; Contents of Agreement.

(a)    This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by the Employee and executed on behalf of LR by a duly authorized officer. The Employee and LR acknowledge that the effect of this provision is that no oral modifications of any nature whatsoever to this Agreement shall be permitted. Notwithstanding anything of the foregoing to the contrary, nothing in this Agreement shall be deemed to release the Employee of or from the Employee’s obligations under any confidentiality agreement, agreement to assign intellectual property rights, or other like agreement between the Employee and LR, CSS or any of their respective affiliates, including without limitation any Confidentiality and Non-Competition Agreement previously or hereinafter executed by the Employee in connection with any grant of stock options to the Employee by CSS.

(b)    The Employee and LR acknowledge that from time to time, LR may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and representatives of LR may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of LR (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature by LR to the Employee.

13.    Assignment.    All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable or delegated in whole or in part by the Employee.

14.    Severability.    If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, then, subject to the provisions of Section 6(b) hereof, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application in any other jurisdiction.

15.    Remedies Cumulative; No Waiver.    No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by a party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

16.    Miscellaneous.    All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

Lion Ribbon Company, Inc.

By: /s/ Denise Andahazy
Denise Andahazy
Vice President-Human Resources

/s/ Carey Edwards
Carey Edwards

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